Exhibit 99.1

CH2M HILL Companies, Ltd.

CEO Quarterly Report

Fourth Quarter 2015

Forward-looking Statements

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, capital structure plans and growth opportunities.

Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors that could cause actual operational and financial results to differ from those expected. For information about the price of CH2M stock and the operation of our internal market, please view our recently filed Annual Report on Form 10-K. For information about the current price of CH2M stock, please view our Report on Form 8-K filed on February 22, 2016 or visit our investor relations website at ir.ch2m.com. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.

Fellow stockholders,

This year marks the founding CH2M organization’s 70th anniversary. It’s amazing to consider how far we’ve come. Cornell, Howland, Hayes and Merrifield established CH2M as a different kind of consulting and engineering company; one inspired by clients to make a positive difference in the world. This foundation has been strengthened by like-minded partners who joined us along the way, from Clair Hill’s original sole proprietorship founded in 1938, to the enduring legacies of Halcrow, established in the United Kingdom in 1868, and Lockwood Greene, America’s oldest professional services firm, dating back to 1832.

Over the span of these years, I believe the secret to our success stems from our culture as a company of people who look for the opportunity to innovatively collaborate on the world’s most rigorous challenges. And in that regard, 2015 proved to be a strong year for CH2M—in the service we provided to our clients; our technical, business and financial performance; and in the overall health of the company.

In response to the challenges we faced in 2014, we executed transformative changes in 2015 to make our business more focused, nimble and efficient. This, in turn, resulted in an improved client-centric firm-wide approach, advancements in our technology and innovation platform, greater project management and commercial acumen, and a refreshed strategy geared toward strong end markets and geographies.  As a result, we fortified our financial position, from sales to profitability to the balance sheet.

The fourth quarter of 2015 showed revenue growth from a year ago, up eight percent to $1.41 billion. Income in the fourth quarter was hindered by additional costs on one legacy transportation project in the Southwestern United States, slated for completion by the end of 2016. As a result, we recorded a net loss of almost $1 million in the quarter, or a loss of $0.10 per diluted share. It wasn’t the strong fourth-quarter finish we wanted, but still compares favorably with 2014’s fourth-quarter results.

We achieved strong performance for the full year ended December 25, 2015, taking advantage of our reduced cost structure and transformational initiatives. And the growth momentum we’re carrying into 2016 provides upside for the future. In 2015, we earned $80 million in net income, or $2.61 per diluted share, on $5.36 billion in revenue. Compared with last year’s loss of $182 million, or a loss per share of $6.42, on $5.41 billion in revenue, we have a compelling comeback story in the making.

We strengthened our balance sheet, cash flows and credit capacity throughout the year, generating more cash from operations to reach $105 million at year-end, with $197 million in cash and cash equivalents, $302 million in total debt outstanding, down over $200 million, and $530 million of available borrowing capacity under our revolving credit facility. That means we increased flexibility to invest in our future. We also trimmed $163 million from selling, general and administrative (SG&A) expense during the year, improving it to 17 percent of revenue versus 20 percent last year, a substantial improvement in how we applied overhead resources.

Growth remains our top priority, and we increased contracted gross margin from new wins, or New Gross Margin In (NGMI), by seven percent for the year. In addition, we increased our sales capture rate by 30 percent in 2015, and improved sales efficiency by 16 percent. In 2015, we added $2.1 billion to backlog, which totaled $10.3 billion at year-end. All of this evidences that we’re improving our longer-term prospects by executing our client-centric strategy, and targeting high-demand, on-trend end markets that we’re uniquely positioned to serve:

Environment & Nuclear: The global environmental market will continue to be strong, bolstered by the December 2015 COP21 agreement that will usher in new global demand for climate change and sustainability solutions. In fact, the global environment market now tops $1 trillion annually, with demand for nuclear cleanup and decommissioning services also remaining strong in the coming decade. Major, recent CH2M wins in the market include a three-year master services agreement with PG&E in California to perform environmental remediation work and the CH2M-led Canadian National

Energy Alliance for the management and operation of Atomic Energy of Canada Limited’s nuclear laboratories and decommissioning.

Water: There’s no greater resource-management demand than that for the world’s water—both to assure potable supplies in regions increasingly at drought risk—and for new strategies to protect coastal areas from climate-related flooding. We’re leading the way as the industry-recognized water leader with innovative and sustainable solutions serving communities around the globe. Recent examples in the fourth quarter include our partnership with The Nature Conservancy to advance natural infrastructure solutions; a joint-venture partnership on a $1.2 billion water purification plant expansion in Houston, Texas; and a project win with the City of San Jose for a cogeneration solution to power the city’s regional wastewater facility.

Transportation: Analysts predict investments in the transportation sector to grow worldwide, averaging five-percent annual growth through the year 2025. As reflected in US Congress’ recent passage of the “Fixing America’s Surface Transportation” Act—a five-year, $305 billion spending package—surface transportation will capture the lion’s share of investment. The most rapid growth aligns with emerging economies, where urbanization and income prosperity converge to increase car ownership and traffic congestion. These trends also create growing demand for smart systems to improve traffic flows, and integrated transit modes promoting mobility in major cities. We serve all of the transportation subsectors—roads, ports, airports and rail—and continue to win new work. Recent fourth quarter awards include engineering services to redesign part of the I-15 corridor in Las Vegas, Nevada; and serving as the lead engineering-design firm providing operations and maintenance improvements on the East Sussex Highway Network in the United Kingdom.

Oil, Gas & Chemicals: Amidst the greatest shift the world energy market has seen in decades, experts agree that increasing population, urbanization and rising income will fuel a 39 percent increase in primary consumption over the next 20 years. At the same time, we expect to see accelerating demand from both the public and private sectors for energy services advancing sustainability and efficiency, from exploration and production to usage. We have positioned ourselves squarely at the intersection of these trends to win new work, including fourth quarter wins from Saudi Aramco for project management services in Saudi Arabia and the United Arab Emirates; and from PG&E in California, for permitting and licensing services for construction, maintenance and operation of its gas, electric and hydroelectric facilities.

Industrial and Urban Environments: Advances in digital and manufacturing technologies and efficiencies are driving an industrial renaissance in mature and young economies alike, while global urban growth is driving unprecedented demand for integrated “smart city” solutions, all creating significant opportunities for our advanced technology and expertise. Among exciting opportunities in the past few months, we were selected to provide design and consulting services incorporating innovative safety and modular construction methods supporting development of the world’s largest semiconductor manufacturing plant in Asia; as well as design and engineering work supporting development of two important research facilities in the UK, including Cardiff University’s Catalysis Institute in Wales; and the new Cavendish Physics Laboratory at the University of Cambridge, which will house the Institute for Compound Semiconductors. And, in urban environments in the US, Middle East and India, we also won several planning and management assignments.

These trends, and the demands they create, generate significant, new opportunities for us to make a positive difference with our clients. In light of the progress we’ve made to improve and focus our business, we expect to achieve further revenue and income growth in 2016.

However, current financial and energy markets remain challenged, pressuring valuations of industry peers and clients alike, with many of our peer companies suffering stock price declines in 2015. As a result of our fourth quarter performance and in line with our past practice and process outlined in our SEC filings, our Board of Directors set CH2M’s stock price at $62.89, down seven percent since the November 2015 valuation.  Yet we are extremely pleased that year over year, our stock price increased an impressive 31 percent.

In addition to the pride I feel in the dedication and performance of CH2M employees that resulted in a strong and healthy 2015, I am also inspired by our plans for 2016, which points to an even better year for CH2M. I extend heartfelt appreciation to all of the smart, resourceful people who make it possible—our employees around the world, the clients we’re privileged to serve, and the stockholders who entrust their investment to us. We simply could not win and deliver such compelling opportunities without your enduring support.

Sincerely,

Jacqueline Hinman, Chairman and CEO
CH2M HILL Companies, Ltd.

Fourth Quarter and Full Year 2015 Financial Results

Commenting on the 2015 results, CH2M’s Chief Financial Officer Gary McArthur said, “Our performance this year bolsters our confidence in our ability to perform at a higher level and drive increased stockholder value. In light of that, we expect full-year revenue and earnings growth in 2016.”

Among financial highlights in the fourth quarter and full year 2015:

New Gross Margin In (NGMI)

Contracted gross margin from new wins in the fourth quarter of 2015 decreased slightly by three percent as compared with the prior year quarter, but increased seven percent for the full year 2015 as compared to 2014. Key wins position us well for the future and contributed to increased backlog of $10.3 billion at the end of 2015. Continued client focus and effort on driving growth in our core businesses drove improved new win performance and our highest capture rates in over five years.

Fourth Quarter 2015 Performance

Revenue

Fourth quarter revenue was $1.41 billion, an increase of $99 million, or eight percent, as compared with the same quarter in 2014. The increase in the fourth quarter was primarily due to significant revenue in our Environment and Nuclear segment from the ramping up of a new, large nuclear program management joint venture project. Additionally, revenue in Power increased due to progress made toward completion of our fixed-price EPC Australian joint venture project.

Net Income/Loss

For the fourth quarter of 2015 we had a net loss of $1 million as compared with a net loss of $56 million for the same quarter in 2014, an improvement of $55 million quarter-over-quarter. 2015 fourth quarter performance was impacted by an additional estimated loss of $24 million after-tax on our fixed-price design build Transportation project and restructuring charges of $23 million after-tax, while the fourth quarter of 2014 included Power losses of $43 million after-tax and restructuring charges of $45 million after-tax. Selling, general and administrative costs were $46 million pre-tax lower in the fourth quarter compared to the same period in 2014.

Operating Segments

Operating income from our business segments increased $115 million in the fourth quarter of 2015 compared to the same period in 2014. Within the Power segment, we had operating income of $1 million in the fourth quarter of 2015 as compared with an operating loss of $123 million in 2014. The improved results were due largely to improved performance with no additional charges incurred in the quarter. In the fourth quarter of 2015, management was able to reach an agreement with the client for our fixed-price EPC Australian joint venture project to settle claims, to recover costs and to extend the amount of time allowed to complete interim milestones largely offsetting increased estimated costs to complete the project resulting in no changes to the loss provision.

Several other segments also had improved performance in the quarter. In the fourth quarter of 2015 as compared with the same period in 2014, operating income increased by $8 million in Environment and Nuclear, $13 million in Industrial & Urban Environments, and $3 million in Water. In Oil, Gas & Chemicals, operating income decreased by $4 million, primarily as a result of lower project volume in the weaker oil and gas industry.

While our base Transportation business was strong in 2015, operating income in the fourth quarter was impacted by an additional operating loss of $40 million on our fixed-price design build Transportation project that is expected to be completed in 2016. As a result, Transportation had an operating loss of $33 million in 2015 compared to an operating loss of $4 million in 2014. These losses were partially offset by cost reductions from restructuring and growth in our European consulting business.

Full Year 2015 Performance

Revenue

Full year 2015 revenue was $5.4 billion, essentially flat compared to 2014 and consistent with our guidance provided during the year. We experienced an increase in revenue in our Transportation segment of $26 million, or 3 percent, and in Power of $15 million, or 7 percent. These increases were offset by a decline in revenue in our Industrial & Urban Environments segment of $28 million, or 6 percent, due to project timing and lower volumes of work, and in our Oil, Gas and Chemicals segment of $59 million, or 7 percent, due to continued pricing pressure in the oil and gas industry. Revenue in our Environment and Nuclear segment and Water segment were essentially flat year-over-year.

Net Income/Loss

In 2015 we had net income of $80 million, an increase of $262 million as compared to full-year 2014, in which we had a net loss of $182 million. All of our base businesses generated improved results in 2015 compared with 2014, and selling, general and administrative costs were $163 million pre-tax lower in 2015 compared to 2014. That said, full year 2015 results included additional estimated losses of $57 million after-tax on our fixed-price design build Transportation project. Additionally, 2015 included restructuring charges of $40 million after-tax. Full year 2014 results included Power losses of $135 million after-tax, a loss of $23 million after-tax on our fixed-price design build project in Transportation, restructuring charges of $47 million after-tax, and goodwill and impairment charges of $61 million after-tax.

Excluding restructuring costs of $40 million after-tax and income from our Power business of $1 million after-tax, our net income for 2015 would have been $119 million, and diluted earnings per share would have been $4.06.

Operating Segments

Operating income from our business segments increased $476 million in 2015 as compared with 2014. Within the Power segment, we had operating losses of $2 million in full year 2015 as compared with an operating loss of $409 million in 2014. The improved results were due largely to improved performance with no additional charges incurred in 2015.

In Industrial & Urban Environments, operating income was $8 million in 2015 compared with an operating loss of $59 million in 2014 primarily due to a one-time goodwill impairment charge of $28 million in 2014 and reduced operating costs related to our restructuring activities. In Environment and Nuclear, operating income was $74 million, an increase of $14 million, or 24 percent, and in Water, operating income was $88 million, an increase of $3 million, or three percent, primarily due to cost reductions as a result of our restructuring activities. In Oil, Gas & Chemicals, operating income was $24 million, an increase of $19 million. Cost reductions related to our restructuring activities and reduced spending offset lower project volumes in the weaker oil and gas industry.

Operating income was impacted by an additional operating loss of $94 million on our fixed-price design build Transportation project as compared with a loss of $39 million on this project in 2014. As a result, Transportation had an operating loss of $57 million in 2015 compared to an operating loss of $25 million in 2014. These losses were partially offset by cost reductions from restructuring and growth in our European consulting business.

Cash and Liquidity

As of December 25, 2015, cash and cash equivalents totaled $197 million. Total debt outstanding was $302 million, and available capacity under our revolving credit facility was $530 million. We generated improved cash flow from operations of $105 million in 2015.

In light of the Company’s improved financial performance, management is beginning to consider possible capital structure alternatives to the Company’s existing employee ownership model.

Stock Price

As a result of our weaker fourth quarter financial performance and in line with our past practice and process outlined in our SEC filings, our Board of Directors set CH2M’s stock price at $62.89, down seven percent since the November 2015 valuation of $67.87. Year over year, our stock price increased from $47.86 to $62.89 or 31 percent.

The next trade date on CH2M’s internal market is March 22, 2016. Those eligible participants who wish to buy or sell CH2M common stock in their ownership accounts on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than 5:00 p.m. MST March 4, 2016. All eligible participants will receive detailed information about the trade date and how to participate directly from NTB. Participants who wish to sell shares in their 401(k) account will need to notify Fidelity no later than 2:00 p.m. MST February 26, 2016.

Financial Highlights

Consolidated Statements of Income (USD in thousands, except per share data):

	(Unaudited)
	Three Months Ended		For the Years Ended
	December 25,	December 31,	December 25,	December 31,
	2015	2014	2015	2014
Gross revenue	$1,407,594	$1,309,035	$5,361,505	$5,413,469
Equity in earnings of joint ventures and affiliated companies	9,857	7,832	46,765	54,918
Operating expenses:
Direct cost of services	(1,168,564)	(1,136,571)	(4,343,156)	(4,643,540)
Selling, general and administrative	(250,654)	(297,008)	(930,273)	(1,093,121)
Impairment losses on goodwill and intangibles	—	—	—	(73,312)
Operating income (loss)	(1,767)	(116,712)	134,841	(341,586)
Other income (expense):
Interest income	53	78	211	704
Interest expense	(3,130)	(3,379)	(14,551)	(14,926)
Income before provision for income taxes	(4,844)	(120,013)	120,501	(355,808)
(Provision) benefit for income taxes	3,551	11,867	(28,384)	37,206
Net income (loss)	(1,293)	(108,146)	92,117	(318,602)
Less: (income) loss attributable to noncontrolling interests	709	52,493	(11,714)	137,065
Net income (loss) attributable to CH2M	$(584)	$(55,653)	$80,403	$(181,537)
Net income (loss) attributable to CH2M per common share:
Basic	$(0.10)	$(2.01)	$2.62	$(6.42)
Diluted	$(0.10)	$(2.01)	$2.61	$(6.42)
Weighted average number of common shares:
Basic	26,634,334	27,739,274	27,119,498	28,256,864
Diluted	26,816,696	27,739,274	27,181,179	28,256,864

Financial Highlights (continued)

Unaudited Results of Operations for the three months ended December 25, 2015 and December 31, 2014 (USD in thousands):

	Three Months Ended
	December 25, 2015		December 31, 2014		Change
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
Environment and Nuclear	$486,517	15,211	415,740	7,243	70,777	7,968
Industrial and Urban Environments	113,841	(1,531)	125,946	(14,114)	(12,105)	12,583
Oil, Gas and Chemicals	180,729	(3,616)	214,929	839	(34,200)	(4,455)
Transportation	246,828	(32,656)	232,552	(3,902)	14,276	(28,754)
Water	300,286	19,861	316,720	16,429	(16,434)	3,432
Power	79,393	965	3,148	(123,207)	76,245	124,172
Total	$1,407,594	(1,767)	1,309,035	(116,712)	98,559	114,945

Results of Operations for the years ended December 25, 2015 and December 31, 2014 (USD in thousands):

	Years Ended
	December 25, 2015		December 31, 2014		Change
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
Environment and Nuclear	$1,664,069	73,951	1,669,917	59,731	(5,848)	14,220
Industrial and Urban Environments	467,764	8,427	495,569	(58,522)	(27,805)	66,949
Oil, Gas and Chemicals	800,566	23,785	859,319	5,006	(58,753)	18,779
Transportation	973,729	(57,468)	948,102	(24,649)	25,627	(32,819)
Water	1,243,670	88,367	1,243,465	85,736	205	2,631
Power	211,707	(2,221)	197,097	(408,888)	14,610	406,667
Total	$5,361,505	134,841	5,413,469	(341,586)	(51,964)	476,427

Stock Price Chart

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net income attributable to CH2M and net income per diluted common share attributable to CH2M adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Quarter Ended December 25, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,408	$(79)	$1,329
Net income (loss) attributable to CH2M	$(1)	$22	$21
Net income (loss) per diluted common share attributable to CH2M	$(0.10)	$0.82	$0.72

(A)                               Adjustments relate to 1) revenue from our Power business of $79 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $23 million (or $0.84 per diluted share) and after-tax income from our Power business of $1 million (or $0.02 per diluted share).

	Quarter Ended December 31, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$1,309	$65	$1,374
Net income (loss) attributable to CH2M	$(56)	$88	$32
Net income (loss) per diluted common share attributable to CH2M	$(2.01)	$3.14	$1.13

(A)                               Adjustments relate to 1) revenue from our Power business of $(65) million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $45 million (or $1.60 per diluted share); and after-tax losses from our Power business of $43 million (or $1.54 per diluted share).

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

	Year Ended December 25, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Revenue	$5,362	$(212)	$5,150
Net income attributable to CH2M	$80	$39	$119
Net income per diluted common share attributable to CH2M	$2.61	$1.45	$4.06

(A)                               Adjustments relate to 1) revenue from our Power business of $212 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $40 million (or $1.47 per diluted share); and after-tax income from the Power business of $1 million (or $0.02 per diluted share).

	Year Ended December 31, 2014
	As Reported	Adjustment	Non-GAAP
	(In millions, except per-share amounts)
Revenue	$5,413	$(196)	$5,217
Net income (loss) attributable to CH2M	$(182)	$243	$61
Net income (loss) per diluted common share attributable to CH2M	$(6.42)	$8.60	$2.18

(A)                               Adjustments relate to 1) revenue from our Power business of $196 million, and 2) costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $47 million (or $1.65 per diluted share); after-tax charges of $61 million (or $2.16 per diluted share) from impairment charges on our goodwill and intangible assets in our Power and Industrial & Urban Environments segments; and after-tax losses from our Power business of $135 million (or $4.79 per diluted share).